UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

| | Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
    See Instructions 1(b).

1. Name and Address of Reporting Person

   Kroll, Jules B.
   c/o The Kroll-O'Gara Company
   900 Third Avenue
   New York, New York 10022


2. Date of Event Requiring Statement (Month/Day/Year)

   June, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   The Kroll-O'Gara Company ("KROG")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Executive Chairman of the Board

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |  (Instr.8)  |  (Instr. 3, 4 and 5)             |  Beneficially     |(D)or |  (Instr. 4)               |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|      Amount      | D |    Price  |  End of Month     |ect(I)|                           |
                                                                             (Instr.3 and 4)    (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/13/01| P |V|   50,000         | A |  7.759    |  2,929,991        |  D   |                           |
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                           |       |   | |                  |   |           |                   |      |                           |
                           |       |   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).
                                                                          (over)
                                                                 SEC 1474 (7-96)

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number   |10.|11.Nature of |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva  |Dir|Indirect     |
  (Instr. 3)          |or Exer |(Date/      | rities Acqui  |Expiration |  Securities        |vative |tive       |ect|Beneficial   |
                      |cise    |Month/      | red(A) or Dis |Date(Month/|  (Instr. 3 and 4)  |Secu   |Securities |(D)|Ownership    |
                      |Price of|Year)|      | posed of(D)   |Day/Year)  |                    |rity   |Benefi     |or |(Instr. 4)   |
                      |Deriva- |(Instr.8)   | (Istr.3,4     |Date |Expir|                    |(Instr.|ficially   |Ind|             |
                      |tive    |     |      | and 5)        |Exer-|ation|  Title    Amount or|5)     |Owned at   |ire|             |
                      |Secu-   |     |    | |           | D |cisa-|Date |           Number   |       |End of     |ct |             |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |           of Shares|       |Month      |(I)|             |
                      |        |     |    | |           |   |     |     |                    |       |(Instr.4)  |(In|             |
                                                                                                                 |str|             |
                                                                                                                 |4) |             |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |   | |           |   |     |     |           |        |       |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |   | |           |   |     |     |           |        |       |           |   |             |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:


                             /s/ Jules B. Kroll                  June 13, 2001
                             --------------------                --------------
                             ** Jules B. Kroll                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                  SEC 1474(7-96)